Exhibit 99.1

CONTACT:

Mark G. Foletta

Vice President Finance and
Chief Financial Officer

(858) 552-2200

www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS FIRST QUARTER FINANCIAL RESULTS

Company successfully completes $165 million public offering in first quarter

San Diego, CA — May 7, 2003 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported a net loss of $30.8 million, or $0.34 per share, for the first quarter ended March 31, 2003, compared to a net loss of $22.1 million, or $0.30 per share, for the same period in 2002.

The Company completed a follow-on stock offering during the first quarter of 2003, selling 10.5 million shares of common stock, generating net cash proceeds of approximately $165 million.  At March 31, 2003, the Company held cash, cash equivalents and short-term investments of approximately $264 million.  The Company’s operating activities used approximately $46.5 million of cash in the first quarter of 2003, compared to $17.9 million in the same period in 2002.

The Company reported revenues under its collaborative agreement with Lilly of $11.9 million for the quarter ended March 31, 2003 compared to no such revenues for the same period in 2002.  The revenue recorded in 2003 consists primarily of the amortization of a portion of the $80 million nonrefundable up-front payment made by Lilly in September 2002 in connection with the global development and commercialization agreement for exenatide, formerly referred to as AC2993.  The Company has also recognized as revenue a small amount related to its Humatrope® co-promotion agreement with Lilly.

Research and development expenses for the quarter ended March 31, 2003 were $28.1 million, compared to $16.5 million in the same period in 2002.  The increase reflects continued progress towards the completion of the three exenatide Phase 3 pivotal trials that are fully enrolled, costs associated with open label extensions of these trials, costs associated with the recently completed SYMLIN® dose-titration study and associated regulatory activities, and an increased number of employees required to support these activities.  The Company expects its research and development expenses to increase from current levels during the next few quarters.  The timing and extent of this anticipated increase will be primarily influenced by the rate of further expansion of the exenatide and exenatide LAR development programs.

Selling, general and administrative expenses for the quarter ended March 31, 2003 were $10.5 million, compared to $4.7 million in the same period in 2002.  The increase reflects costs associated with an increased number of employees and other infrastructure costs required to support this growth.  This includes the addition of 45 sales representatives hired in December 2002 to co-promote Humatrope® pursuant to the co-promotion agreement with Lilly.  Selling, general and administrative expenses are expected to continue to increase slightly over the next few quarters as the Company continues to prepare for possible commercialization of SYMLIN®.  More significant increases in selling, general and administrative expenses are dependent on the timing of possible regulatory approval of SYMLIN® in the U.S., currently projected for the second half of 2003.

The Company also reported an expense of $3.3 million for acquired in-process research and development related to the acquisition of a Phase 2 development program in January 2003.  This program utilizes continuous infusion of GLP-1 for the treatment of severe congestive heart failure.

The Company expects to use approximately $140 million in cash for its operating activities in 2003, consistent with previous guidance.  This guidance assumes payments from Lilly, consisting of milestones and cost-sharing reimbursements, which are contingent upon the continued success of the exenatide Phase 3 program.

Major goals remaining for 2003 include the submission of the SYMLIN® New Drug Application amendment to the Food and Drug Administration (FDA) in the second quarter, initiation of additional Phase 2 studies for exenatide LAR in mid-2003, the completion of three Phase 3 pivotal trials for exenatide, initiation of additional Phase 2 studies for exenatide LAR, and FDA approval of SYMLIN®.  Completion of the latter three goals is expected in the second half of 2003.

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to developing innovative medicines to improve the lives of people with metabolic diseases.  The Company’s two late-stage, first-in-class diabetes product candidates — SYMLIN® (pramlintide acetate) and exenatide (synthetic exendin-4; AC2993) — are being developed to address the global epidemic of diabetes.  Amylin has a strategic alliance with Eli Lilly and Company for the co-development and global commercialization of exenatide, and an extended release formulation, exenatide LAR.  Building on its experience in the diabetes field, the Company is developing candidates for cardiovascular disease and obesity by utilizing its research experience with the metabolic properties common to all three conditions. Further information on Amylin and its pipeline in metabolism is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those forward-looking statements discussed in this press release due to a number of risks and uncertainties, including risks and uncertainties that operating expenses and cash used for operations for 2003 may be higher than expected, risks and uncertainties that the Company may use more cash for its operating activities in 2003 than it currently expects, uncertainties that the planned milestone payments from Lilly will not be earned, risks and uncertainties in the FDA’s review of NDAs generally, risks and uncertainties in FDA regulatory authority requirements for SYMLIN® approval, risks and uncertainties that approval by those authorities, if any, may be withheld, delayed and/or limited by indications, risks and uncertainties regarding the drug discovery and development process, and uncertainties regarding the Company’s ongoing clinical studies of its drug candidates, including SYMLIN®, exenatide and exenatide LAR and anticipated completion times for these studies. Additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, such as its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 under the heading “Risk Factors”.

(financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2003	2002
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$264,433	$147,358
Inventories	10,818	9,820
Other current assets	5,000	3,203
Property and equipment, net	5,758	4,469
Other assets	3,860	3,695
Total assets	$289,869	$168,545

Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other current liabilities	$21,594	$25,923
Current portion of deferred revenue	31,735	42,090
Long-term debt and other long-term liabilities	65,795	63,719
Deferred revenue, net of current portion	23,443	24,515
Stockholders’ equity	147,302	12,298
Total liabilities and stockholders’ equity	$289,869	$168,545

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

	Quarter Ended March 31,
	2003	2002
Revenue under collaborative agreements	$11,885	$—

Operating Expenses:
Research and development	$28,122	$16,523
Selling, general and administrative	10,515	4,697
Acquired in-process research and development	3,300	—
Total operating expenses	41,937	21,220
Operating Loss	(30,052)	(21,220)
Interest expense, net	(758)	(878)
Net loss	$(30,810)	$(22,098)
Net loss per share — basic and diluted	$(0.34)	$(0.30)
Shares used in computing net loss per share — basic and diluted	90,032	74,205

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